EXHIBIT 10.18

April 17, 1995

Mr. Steven L. Wasserman
Secretary of Olympic Plastics Co., Inc.
an Intek Diversified Company
5800 West Jefferson Blvd.
Los Angeles, CA 90016

Dear Mr. Wasserman:

Industrial Assets, Inc. ("Industrial Assets") is pleased to present the following contract to Olympic Plastics Co., Inc. ("Olympic Plastics") covering the machinery equipment, rolling stock, office furniture and related items, including all the items on attached Exhibit A, available for sale at its facility in Los Angeles, California, as inspected on Tuesday, April 11, 1995, by the undersigned.

                             CONTRACT

                        OUTRIGHT PURCHASE

Industrial Assets will purchase all the machinery, equipment, rolling stock, office furniture and related items including all the items on attached Exhibit A, as inspected, for Seven Hundred
Ten Thousand Dollars ($710,000.00).

Industrial Assets will hold a public action sale on site. The time required to do this would be approximately 45 days from the date of notification that we could begin work through checkout of the items sold.

Industrial Assets will host the public auction sale and will be responsible for all aspects of the auction process from start to finish. We will handle the advertising, i.e., media and periodicals, production and mailing of an illustrated brochure, the production of a buyer's catalog for the day of the sale, lotting, cleaning, actual selling, computerized clerking, bookkeeping, collection of monies and checkout of sold items.

Initials:     I.A.I.___________        Seller:   /s/

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Olympic Plastics may add molds and tooling to other sale which
Industrial Assets will sell at its auction, charging a commission of 15% on all sale proceeds for these additions. Where available, Olympic Plastics will provide Industrial Assets sample products from these molds.

                       TERMS AND CONDITIONS

Seventy-Five Thousand Dollars ($75,000.00) will be deposited to Seller's attorney's escrow account upon the receipt of an executed contract and applied to the purchase price of Seven Hundred Ten Thousand Dollars ($710,000.00). This deposit will be fully refundable upon demand in the event Seller is unable to provide free and clear title. The balance will be paid to Seller upon completion of our UCC check to verify that Seller is the owner of the listed assets free anc clear of al liens and encumbrances and bulk transfer notice but in no event no later than May 5, 1995. The lien on the "Husky" held by GECC shall be satisfied out of the purchase price for the assets. Industrial Assets is not purchasing, selling or assuming any hazardous waste liability.

Industrial Assets reserves the right of abandonment subject to its responsibility for removal of all remaining assets as provided below.

Industrial Assets will have expense free use of the real property and utilities to conduct public and private sales for a mutually agreeable period of time.

Industrial Assets will collect and promptly pay all applicable sales tax.

Industrial Assets will name Olympic Plastics as an additional insured under its $3,000,000.00 liability insurance policy.

Industrial Assets shall assume full responsibility for disassembly and removal of all assets within 60 days after execution of this agreement.

Olympic Plastics will convey free and clear documents of title and buy\sell agreement. Industrial Assets is purchasing "as is"
"where is" with the exception of warranty of title.

Initials:     I.A.I. ___________       Seller:   /s/

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This contract is subject to the attached Exhibit A list of
machinery equipment and other assets.

The above sets forth the entire agreement of the parities hereto.

Agreed to & Accepted By:               Agreed to & Accepted By:
Industrial Assets, Inc.           Olympic Plastics, Co., Inc.



By: ____________________               By: /s/ Steven L. Wasserman
    Steven R. Mattes                   Steven L. Wasserman
    President                          Asst. Secretary

Date: __________________               Date: _______________________



Initials:     I.A.I.___________        Seller:   /s/


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                           BILL OF SALE

         INDUSTRIAL ASSETS, INC., a _______________ corporation ("Buyer"), and OLYMPIC PLASTICS COMPANY, INC., a California corporation ("Seller"), have entered into a letter agreement dated April 17,1995 and accepted April 21, 1995 (which, together with Exhibit A thereto, is hereinafter referred to as the "Purchase Agreement") which contemplates and provides for the sale, transfer and conveyance by Seller to Buyer of the assets set forth in Exhibit A thereto.

         In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts, all right, title and interest of Seller in and to all of the properties, assets and rights of any kind, whether tangible or intangible, real or personal, of Seller that are described on Exhibit A attached hereto (all of the assets sold, transferred, conveyed, assigned and delivered to Buyer hereunder are referred to collectively herein as the "Purchase Assets").

         TO HAVE AND TO HOLD unto Buyer, its successors and assigns forever all of the Purchased Assets.

         Seller has good and valid title to the Purchased Assets, and has the full right to sell, transfer, convey, assign and deliver the Purchased Assets to Buyer free and clear of all lines (except for tax liens for taxes not yet due and payable), encumbrances, charges, equities and claims of every kind arising by, through or under Seller.

         Seller covenants and agrees, for itself and its successors and assigns, that it will, at any time and from time to time, from and after the date hereof, at its expense, upon the reasonable request of Buyer, do, execute and deliver, or will cause to be done, executed and delivered, all such further reasonable acts and documents as may be required to sell, convey, transfer, assign and deliver the Purchased Assets to Buyer or its successor and assigns.

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         IN WITNESS WHEREOF, Seller has caused this instrument
to be signed in its name by its duly authorized corporate officer as of this 5th day of May, 1995.

                             OLYMPIC PLASTICS COMPANY, INC.


                             By: ______________________________
                             Name Printed: ____________________
                             Title: ___________________________


Accepted:

INDUSTRIAL ASSETS



By: ______________________________
Name Printed: ____________________
Title: ___________________________